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                                                                    EXHIBIT 99.1

(COLLINS & AIKMAN LOGO)                                            News Release


FOR IMMEDIATE RELEASE
FEBRUARY 14, 2006

                 COLLINS & AIKMAN NAMES CHIEF FINANCIAL OFFICER

TROY, MICH. -- The Board of Directors of Collins & Aikman Corporation (CKCRQ) has named Tim Trenary as the company's Executive Vice President, Chief Financial Officer and Treasurer effective immediately. Trenary joined Collins & Aikman as Vice President and Treasurer in September of 2005.

"Tim's sound financial judgment, experience and leadership presence will play a critical role as we move ahead with our reorganization and establish ourselves as a viable entity," said Frank Macher, Collins & Aikman's President and Chief Executive Officer. "Tim has performed a number of the CFO's roles since arriving at the Company and has already provided vital guidance during this transition time. He will bring an added focus to our restructuring efforts as we work to emerge from bankruptcy protection."

Trenary brings over 28 Years of financial and operational experience to Collins & Aikman including transactions, capital formation, treasury, audit and turnarounds. His prior employment includes roles at Federal-Mogul from 2001 to 2005 as Director, Reorganization Finance and Administration; Finance Director, South America; and Director, Financial Services and Process. He previously held the positions of Chief Operating Officer and Chief Financial Officer at James Cable Partners from 1991 to 2000.

Trenary holds a Bachelor degree in Accounting from Michigan State University and a Master of Business Administration from University of Detroit.

                                    * * * * *

Collins & Aikman Corporation is a leader in cockpit modules and automotive floor and acoustic systems and is a leading supplier of instrument panels, automotive fabric, plastic-based trim, and convertible top systems. The Company is headquartered in Troy, Michigan. Additional information about Collins & Aikman is available on the Internet at http://www.collinsaikman.com.

Cautionary Statement Concerning Forward-Looking Information

Information contained herein, other than historical information, may be considered "forward looking" as that term is defined by the federal securities laws. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. For a list of those factors that may affect actual outcomes and performance and results, please see the Company's Form 12b-25 filed on November 23, 2005. In addition, for information on the Company's Chapter 11 case and restructuring, please visit the Company's Reorganization Information Center at http://www.collinsaikman.com. The Reorganization Information Center includes a link to the Company's Chapter 11 case information.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue. The Company does not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

CONTACT:
DAVID A. YOUNGMAN
VICE PRESIDENT COMMUNICATIONS
(248) 733-4355
david.youngman@colaik.com